EXHIBIT 3.1

FIRST AMENDMENT TO BYLAWS

ARTICLE II. MEETINGS OF SHAREHOLDERS

Section  4.   Notice.   A written notice of each meeting of shareholders shall be mailed to each shareholder having the right and entitled to vote at the meeting at the address as it appears on the records of the Corporation.  The meeting notice shall be mailed not less than 10 or more than 60 days before the date set for the meeting.  For the purpose of determining the shareholders entitled to notice of and to vote at any meeting of shareholders or any adjournment thereof, the directors may fix, in advance, a record date, which shall not be less than 10 or more than 60 days before the date of such meeting. The notice shall state the time and place the meeting is to be held.  A notice of a special meeting shall also state the purposes of the meeting.  A notice of meeting shall be sufficient for that meeting and any adjournment of it.  If a shareholder transfers any shares after the notice is sent, it shall not be necessary to notify the transferee.  All shareholders may waive notice of a meeting at any time.